Exhibit 10.2a

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made and entered into as of the ___ day of _________, 2012 (the “Effective Date”) by and between Hot Topic, Inc. (the “Company”), and Lisa Harper (“Executive”).  As of the Effective Date, this Agreement amends, restates and supersedes in its entirety the Executive Employment Agreement previously entered into between the Company and Executive dated March 21, 2011 (the “Prior Agreement”) The Company and Executive are hereinafter collectively referred to as the “Parties", and individually referred to as a “Party".  This Agreement supersedes all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company, including but not limited to the Prior Agreement.

Recitals:

The Company and Executive desire to formally restate the terms and conditions of Executive’s continued employment by the Company.

The Company desires to continue to employ Executive in the executive capacity hereinafter stated, and Executive desires to continue to be in the employ of the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

Agreement:

Now, Therefore, in consideration of the promises and the covenants set forth in this Agreement and for other valuable consideration, the Parties hereby agree as follows with respect to the terms of Executive’s employment on and after the Effective Date:

1.            Employment.

(a)          Title and Duties.  The Company hereby employs Executive as Chief Executive Officer (“CEO”), assigned with the responsibility to do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company that are normally associated with the position of CEO.  Executive shall also serve as a member of the Company’s Board of Directors (the “Board”) as its Chairman of the Board.  Executive hereby accepts such employment and agrees to devote her full time and energies to fulfill all her responsibilities to the Company.

(b)          Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and the Company’s Board, or any committee thereof to which the Company’s Board has delegated responsibility for compensation matters.  In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

(c)           Term.  The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 3 herein (the “Term”).

(d)           Location.  Unless the Parties otherwise agree in writing, during the Term Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s executive offices in City of Industry, California; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2.            Compensation.  In consideration for all services rendered by Executive under this Agreement, Executive shall receive the compensation described in this Agreement.  All such compensation shall be paid subject to appropriate tax withholding and any other withholdings required by law or authorized by Executive.

(a)          Base Salary.  Executive shall be paid a base salary at the annualized rate of $650,000, less payroll deductions and all required withholdings, payable in periodic installments in accordance with the Company’s normal payroll practices (the “Base Salary”).  Executive’s Base Salary will be reviewed annually and may be adjusted by the Board in its discretion, provided however, that the Base Salary may only be reduced upon Executive’s written consent.  The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

(b)          Annual Bonus.  Executive will be eligible to participate in the Company’s annual bonus plan, as approved by the Board, with an annual target bonus amount equal to 175% of Executive’s Base Salary at the highest rate in effect during the applicable annual performance period, subject to standard deductions and withholdings.  The Executive’s bonus target will be reviewed annually and may be adjusted by the Board, provided however, that the bonus target may only be reduced upon Executive’s written consent.  The Executive must be employed on the date the bonus is awarded to be eligible for the bonus payment; the bonus will not be pro-rated in the event Executive’s employment is terminated for any reason.  Any earned bonus shall be paid to Executive during the calendar year following the calendar year for which such bonus was earned.

(c)           Stock Awards.

(i)   All outstanding stock awards granted to Executive prior to the Effective Date shall remain outstanding in accordance with their terms.

(ii)  The Company may grant the Executive stock awards to purchase the Company’s common stock at such times and on such terms as may be decided from time to time by the Board or Compensation Committee, in its sole discretion.

(d)          Benefits.  During employment hereunder, Executive shall be entitled to receive those medical, dental, vision and insurance benefits which are routinely made available to executive officers of the Company.  Executive will be eligible to select an automobile of Executive’s choice (up to $60,000 value) that will be leased and held in the Company’s name. The Company will cover the monthly lease, gas for work-related purposes, maintenance and insurance on this vehicle.

(e)          Expense Reimbursement.  The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting her duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than thirty (30) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive.

(f)            Personal Time Off.  Executive shall be entitled to paid time off in accordance with the Company’s policies applicable to executives.

3.            Termination.

(a)          Termination by the Company.  Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

(i)   Termination by the Company for Cause.  The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to Executive.  Any notice of termination given pursuant to this Section 3(a) shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

(ii) Termination by the Company without Cause.  The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason.  Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company.

(b)          Termination by Executive.  Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

(i)   Termination by Executive for Good Reason.  Executive may terminate her employment under this Agreement for “Good Reason” (as defined below) in accordance with the procedures specified in Section 3(f)(ii) below.

(ii)  Termination by Executive Without Good Reason.  Executive may terminate Executive’s employment hereunder for other than Good Reason upon written notice to the Company.

(c)          Termination for Death or Complete Disability.  Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (as defined below).

(d)          Termination by Mutual Agreement of the Parties.  Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties.  Any such termination of employment shall have the consequences specified in such agreement.

(e)          Compensation Upon Termination.

(i)    Death or Complete Disability.  If, during the Term of this Agreement, Executive’s employment shall be terminated by death or Complete Disability as provided in Section 3(f)(i), the Company shall pay to Executive, or to Executive’s heirs, as applicable, Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings (the “Accrued Amounts”).  The Company shall thereafter have no further obligations to Executive and/or to Executive’s heirs under this Agreement, except as otherwise provided by law.

(ii)  With Cause or Without Good Reason. If, during the Term of this Agreement, Executive’s employment is terminated by the Company for Cause, or Executive terminates Executive’s employment hereunder without Good Reason, the Company shall pay Executive the Accrued Amounts.  The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

(iii) Without Cause or For Good Reason.  If, during the term of this Agreement, the Company terminates Executive’s employment without Cause or Executive resigns Executive’s employment for Good Reason, the Company shall pay Executive the Accrued Amounts.  In addition, subject to the Executive (A) timely complying with the requirements of Section 4 of this Agreement, (B) furnishing to the Company an executed waiver and release of claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company in order to comply with then-existing legal requirements to effect a valid release of claims) (the “Release”) no later than forty-five (45) days following Executive’s termination; and (C) allowing the Release to become effective in accordance with its terms, then Executive shall be entitled to the following severance benefits:

(1)     payment of an amount equal to 200% of Executive’s Base Salary as in effect at the time of termination (but determined prior to any reduction in Base Salary that would give rise to Executive’s right to voluntarily resign for “Good Reason” pursuant to Section 3(f)(ii)), less required deductions and withholdings, payable in equal installments in accordance with the Company’s regular payroll practices over the twelve (12) month period following the date of Executive’s separation from service; provided, however, that any amounts otherwise scheduled to be paid prior to the effectiveness of the Release shall instead accrue and be paid in the first payroll period following the Release effective date, with the remainder of the payments to be made as originally scheduled, subject to any delay in payment required under Section 7;

(2)     if Executive is eligible for and timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or analogous provisions of state law (collectively, “COBRA”) for herself and/or her eligible dependents under the Company’s group health insurance plans following the termination of her employment, then the Company shall pay the COBRA premiums necessary to continue the health insurance coverage in effect for Executive and/or her eligible dependents as of the termination date, until the earliest of: (A) thirty-six (36) months following Executive’s termination date (the “COBRA Severance Period”); (B) the expiration of Executive’s eligibility for continuation coverage under COBRA; and (C) the date when Executive becomes eligible for substantially equivalent group health insurance coverage in connection with new employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”).  If Executive becomes eligible for coverage under another employer's group health plan, or otherwise ceases to be eligible for COBRA coverage during the COBRA Severance Period, Executive must immediately notify the Company of such event, and the Company’s obligation to pay COBRA premiums on Executive’s behalf shall cease.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or her eligible dependents elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer.  The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the COBRA premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the COBRA Severance Period or (ii) the date that Executive becomes eligible for substantially equivalent group health insurance coverage in connection with new employment.  For purposes of this Agreement, any COBRA premiums that are payable by the Company shall not include any amounts payable by the Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Executive; and

(3)     the vesting of all time-based stock options granted to Executive prior to the date of termination shall immediately fully accelerate such that all such awards shall be fully vested and immediately exercisable.  For purposes of this provision, “time-based stock options” means such options which vest solely based on the passage of time.  For avoidance of any doubt, any stock options or other equity awards granted to Executive with performance-based vesting condition(s) shall not accelerate vesting as a result of this provision.

(f)            Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)    Complete Disability.  “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, even with reasonable accommodation, because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Company, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive).  Based upon such medical advice or opinion, the determination of the Company shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(ii)   Good Reason.  “Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent:

(1)     a material reduction in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction; provided, however, that so long as Executive remains a member of the Board, the cessation of Executive’s role as Chairman of the Board shall not be deemed to constitute a material reduction in Executive’s duties, authority or responsibilities.  Any Material Reduction in Business Operations shall be presumed to constitute a material reduction in Executive’s duties, authority or responsibilities;

(2)     the relocation of Executive’s principal business location to a point that requires a one-way increase of Executive’s commuting distance of more than fifty (50) miles;

(3)     a material reduction of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time; or

(4)     any material breach of this Agreement by the Company;

provided, however, that such termination by Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (A) Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (C) Executive terminates her employment within thirty (30) days following the end of the Cure Period.

(iii)  Affiliate.  “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

(iv)   Cause.  “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined by the Company, in its sole discretion:

 Executive’s willful misconduct, including, but not limited to, dishonesty which materially and adversely reflects upon Executive’s ability to perform Executive’s duties for the Company,

 Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony,

 Executive’s fraud, embezzlement or theft against the Company,

 Executive’s material breach of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between Executive and the Company, or

 Executive’s willful and habitual failure to attend to Executive’s duties, after written notice to Executive and no less than a 90 day period to cure such failure provided such failure to perform is subject to cure with the passage of time.

(v)    Material Reduction in Business Operations.  “Material Reduction in Business Operations” means the sale to a third-party of all or substantially all of the assets used by the Company in the operation of either of its Hot Topic or Torrid divisions, including a sale of any stock in any subsidiary holding such assets; provided, however, that (i) Executive has specifically and formally objected to the action prior to the Company’s approval and (ii) despite such objection, the Board shall have approved such action.

4.            Returning Company Property.  In the event of Executive’s termination of employment for any reason, Executive shall, prior to or on such termination date in the event of Executive’s resignation for any reason, or no later than five (5) days following such termination date in the event of Executive’s termination of employment for any other reason, deliver to the Company (and will not maintain possession of or deliver to anyone else) any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to the Company, its successors or assigns.

5.           Confidential and Proprietary Information.  As a condition of continued employment Executive agrees to continue to abide by the terms of the PIIA.  Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company, (hereinafter referred to as “Confidential and Proprietary Information”).  Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during Executive’s employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company

6.            Conflict Of Interest.

(a)           Loyalty.  During the Term, Executive shall devote her full time and energies to fulfill all responsibilities to the Company in the capacity set forth in Section 1(a).

(b)          Covenant Not to Compete.  During the Term and during any period thereafter in which Executive is receiving severance benefits from the Company, Executive shall not engage in competition with the Company or any its Affiliates either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of the Company, except with the prior written consent of the Board.

(c)           Agreement not to Participate in the Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.  Ownership by Executive, in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 6(c).

7.            Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A.   Each installment of  severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A to the maximum extent applicable.  However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A,  the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death.

Executive shall receive severance benefits only if Executive timely complies with the requirements of Section 4 of this Agreement and executes and returns to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, the Release, and permits such Release to become effective in accordance with its terms (such latest permitted date, the “Release Deadline”).   If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive separates from service, the separation agreement will not be deemed effective any earlier than the Release Deadline.  None of the severance benefits will be paid or otherwise delivered prior to the effective date (or deemed effective date) of the Release.  Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness or deemed effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

8.            Application of Internal Revenue Code Section 280G.  If any payment or benefit Executive would receive pursuant to a change in control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

9.            Assignment.  This Agreement may not be assigned by Executive.  This Agreement shall bind and inure to the benefit of the Company’s successors and assigns, as well as Executive’s heirs, executors, administrators, and legal representatives.  The Company shall obtain from any successor, before the succession takes place, an agreement to assume the obligations and perform all of the terms and conditions of this Agreement.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any tie, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

10.          Notices.  All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

To Company:	Hot Topic, Inc.
Attn: Board of Directors
18305 E. San Jose Ave.
City of Industry, CA 91748

To Executive:	Lisa Harper
c/o Hot Topic, Inc.
18305 E. San Jose Ave.
City of Industry, CA 91748

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above.  Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

11.         Waiver.  No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.         Choice Of Law.  This Agreement shall be governed by the laws of the State of California, without regard to choice of law principles.

13.          Severability.  The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

14.         Complete Agreement.  This Agreement, including Exhibit A and the PIIA, and the terms of any outstanding stock option or other equity award agreements with the Executive, constitutes the entire agreement between the Parties in connection with the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements or understandings between the Parties, including but not limited to the Prior Agreement.  This Agreement may be modified only by written agreement signed by both the Company and Executive.

15.          Interpretation; Construction.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.         Representations and Warranties.  Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

17.         Trade Secrets of Others.  It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its Affiliates any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information.  Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

18.          Advertising Waiver. Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear.  Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

19.         Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

20.         Miscellaneous.  Executive acknowledges full understanding of the matters set forth herein and the obligations undertaken upon the execution hereof.

{Signatures only on following page.}

In Witness Whereof, the parties have executed this Executive Employment Agreement as of the date first written above.

Hot Topic, Inc.

By:

Matthew  Drapkin
Lead Director Of The Board Of Directors Of Hot Topic, Inc.

Dated:

EXECUTIVE:

Lisa Harper
Dated:

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE
OR RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in the Amended and Restated Employment Agreement dated_____________, 2012, to which this form is attached, I, Lisa Harper, hereby furnish Hot Topic, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (~~4~~) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement.  Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Name: Lisa Harper